Exhibit 99.1

Catalyst Health Solutions Reports

Second Quarter 2011 Financial Results

Revenue Up 39% to $1.2 Billion

ROCKVILLE, MD, August 2, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), today announced its financial results for the quarter ended June 30, 2011. The Company reported quarterly revenue of $1.2 billion and adjusted earnings per diluted share of $0.53. Net income in the second quarter was $12.3 million, or $0.25 per diluted share.

“We are pleased with the Company’s operational and financial performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “In the second quarter, we completed the strategic acquisition of Walgreens Health Initiatives, Inc. (WHI), executed on our integration plans, retained key clients and sold new business.”

For the upcoming year, Catalyst has secured new PBM business consisting of self-funded employers and managed care plans which cumulatively represent more than $325 million in annualized revenue. The Company continues to pursue additional sales opportunities with January 1, 2012 effective dates.

The integration of WHI is expected to be completed within the next eighteen months. “Thanks to the collaborative efforts between Catalyst, Walgreens and WHI, we have made significant progress towards the integration of WHI and are confident that we will reach our previously stated financial targets,” added Richard A. Bates, President and Chief Operating Officer of Catalyst.

“With the integration of WHI on track, Catalyst is well positioned to capitalize on the opportunities emerging in the rapidly changing PBM landscape,” noted Blair. Management also confirms the Company is tracking towards its previously stated 2011 revenue and earnings guidance.

Second Quarter Results

Revenue for the second quarter increased by $0.3 billion, or 39%, to approximately $1.2 billion from $0.9 billion in the prior year’s comparable quarter. The increase in revenue is driven by higher prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the second quarter increased to 21.3 million excluding administrative-only prescriptions from 16.2 million for the same period in 2010. The increase in prescription volume was primarily due to the addition of new clients, the growth of existing clients and the acquisitions of FutureScripts and WHI. Generic utilization increased to 74% from 71% in the second quarter of 2010.

Adjusting for the difference in days supply between 90-day retail prescriptions and mail-order prescriptions, total prescription volume was 26.0 million excluding administrative-only prescriptions, an increase of 6.5 million, or 33%, compared to approximately 19.6 million in the prior year. Adjusted mail order prescription volume was 2.9 million for the second quarter, a 31% increase over the 2.2 million adjusted mail order prescriptions in the prior year.

Gross profit for the second quarter increased $13.9 million, to $69.6 million compared to $55.7 million in the second quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements. Second quarter gross profit is reported net of $3.2 million of FutureScripts intangible asset amortization.

Second quarter operating income was $21.6 million compared to $31.6 million in the prior year. The decrease in operating income was primarily due to the increase in selling, general and administrative expenses, which include transaction, transition and integration costs directly related to the acquisition of WHI and amortization of acquisition related intangibles. In the second quarter, transaction expenses were approximately $10.3 million, transition and integration expenses were approximately $6.1 million, and amortization of acquisition related intangibles was approximately $2.6 million. Additional increases in selling, general and administrative expenses reflect the consolidation of the operating expenses from FutureScripts and WHI as well as costs associated with initiatives to support the Company’s continued growth.

Net income for the second quarter of 2011 was $12.3 million, or $0.25 per diluted share, compared to the prior year’s net income of $19.5 million, or $0.44 per diluted share. As shown in the attached table, adjusted earnings per diluted share for the second quarter of 2011 was $0.53 compared to the prior year’s adjusted earnings per diluted share of $0.46, or a 15% increase. These earnings reflect the dilution related to the Company’s equity issuance of 4.5 million shares on April 13, 2011.

Six Months Results

Revenue for the six months ended June 30, 2011 increased 37%, to approximately $2.4 billion from $1.7 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 42.0 million excluding administrative-only prescriptions for the six months ended June 30, 2011 from 32.2 million for the same period in 2010. The increase in prescription volume was primarily due to the addition of new clients, the growth of existing clients and the acquisitions of FutureScripts and WHI.

Adjusting for the difference in days supply between 90-day retail prescriptions and mail-order prescriptions, total prescription volume was 51.0 million excluding administrative-only prescriptions, an increase of 12.2 million, or 31%, compared to 38.8 million in the prior year. Adjusted mail order prescription volume was 5.7 million for the first six months of 2011, a 33% increase over the 4.3 million adjusted mail order prescriptions in the prior year.

Gross profit for the first six months of 2011 increased by $24.8 million to $131.2 million compared to $106.4 million in the first six months of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, the contribution of performance management fees, enhanced drug manufacturer rebates, improved pharmacy reimbursement rates and higher formulary compliance. Gross profit for the six months ended June 30, 2011 is reported net of $4.9 million of FutureScripts intangible asset amortization.

Operating income in the first six months of 2011 was $55.6 million compared to $60.1 million in the same period of the prior year. The decrease in operating income was primarily due to the increase in selling, general and administrative expenses, which include transaction, transition and integration costs directly related to the acquisition of WHI and amortization of acquisition related intangibles. For the first six months ended June 30, 2011, transaction expenses were approximately $11.7 million, transition and integration expenses were approximately $6.1 million, and amortization of acquisition related intangibles was approximately $4.2 million. Additional increases in selling, general and administrative expenses reflect the consolidation of the operating expenses from FutureScripts and WHI as well as costs associated with initiatives to support the Company’s continued growth.

Net income for the first six months of 2011 was $32.6 million, or $0.70 per diluted share, compared to the prior year’s net income of $36.9 million, or $0.83 per diluted share. As shown in the attached table, adjusted earnings per diluted share for the second quarter of 2011 was $1.05 compared to the prior year’s adjusted earnings per diluted share of $0.87, or a 21% increase. These earnings reflect the dilution related to the Company’s equity issuance of 4.5 million shares on April 13, 2011.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information give additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest-growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Brian Record, Investor Relations

301-548-2900

brecord@chsi.com

or

Joele Frank, Wilkinson Brimmer Katcher

James Golden / Scott Bisang

212-355-4449

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Revenue (excludes member co-payments of $350,605, $231,174, $671,514 and $485,377 for the three and six months ended June 30, 2011 and 2010, respectively)	$1,233,828	$890,107	$2,355,561	$1,722,419

Direct expenses	1,164,240	834,383	2,224,384	1,616,048
Selling, general and administrative expenses	48,026	24,083	75,544	46,292

Total operating expenses	1,212,266	858,466	2,299,928	1,662,340

Operating income	21,562	31,641	55,633	60,079
Interest and other income	154	108	219	179
Interest expense	(1,934)	(225)	(3,122)	(453)

Income before income taxes	19,782	31,524	52,730	59,805
Income tax expense	7,471	12,045	20,123	22,905

Net income	$12,311	$19,479	$32,607	$36,900

Net income per share, basic	$0.26	$0.44	$0.71	$0.84
Net income per share, diluted	$0.25	$0.44	$0.70	$0.83
Weighted average shares of common stock outstanding, basic	48,191	43,846	46,182	43,735
Weighted average shares of common stock outstanding, diluted	48,767	44,521	46,745	44,463

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Pharmacy claims processed (1):
Retail prescriptions	18,954	14,562	37,512	28,957
90-day retail prescriptions	1,396	930	2,581	1,849
Mail prescriptions	967	738	1,909	1,439

Total prescriptions	21,317	16,230	42,002	32,245
Total adjusted prescriptions (2)	26,043	19,566	50,982	38,822

Adjusted mail penetration % (3)	11%	11%	11%	11%
Adjusted 90-day penetration % (4)	27%	26%	26%	25%
Generic utilization %	74%	71%	74%	70%

Gross profit	$69,588	$55,724	$131,177	$106,371
Operating income	21,562	31,641	55,633	60,079
Depreciation & amortization	8,353	3,268	14,295	6,381

(1)	Pharmacy claims processed exclude administrative-only prescriptions. Administrative-only prescriptions are prescriptions that receive a limited scope of services. These services are generally limited to prescription adjudication and processing and discount card programs. Administrative-only prescriptions are reported on a net-revenue basis. Administrative-only prescriptions were approximately 4.1 million, 0.1 million, 4.2 million and 0.3 million for the three and six months ended June 30, 2011 and 2010, respectively.
(2)	Adjusted prescription volume equals the number of 90-day retail prescriptions and mail-order prescriptions multiplied by 3, plus retail prescriptions. 90-day retail prescriptions and mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.
(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.
(4)	The percentage of adjusted 90-day retail prescriptions and adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of certain non-recurring items and acquisition related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

GAAP diluted earnings per share	$0.25	$0.44	$0.70	$0.83

Adjustment for WHI transaction, transition and integration related costs (1)	0.21	—	0.23	—

Adjustment for amortization of intangible assets (2)	0.07	0.02	0.12	0.04

Diluted earnings per share, as adjusted	$0.53	$0.46	$1.05	$0.87

(1)	This adjustment represents the per share effect of transaction, transition and integration costs directly related to the acquisition of Walgreens Health Initiatives, Inc. (“WHI”) of approximately $16.4 million and $17.9 million ($10.1 million and $11.0 million after tax) for the three months and six months ended June 30, 2011, respectively. Transaction, transition and integration expenses include, but are not limited to, charges related to the acquisition of WHI, primarily comprised of transaction closing costs, professional fees (banking, legal and accounting), transition services, integration, retention payments, severance and other acquisition-related expenses or post-closing expenses. These charges include only expenses that are expected to end when the integration is complete. Transaction expenses of approximately $10.3 million and $11.8 million ($6.3 million and $7.2 million after tax) are included in selling, general and administrative expenses for the three months and six months ended June 30, 2011, respectively. Transition and integration expenses of $6.1 million ($3.8 million after tax) are included in selling, general and administrative expenses for each of the three months and six months ended June 30, 2011.
(2)	This adjustment represents the expected per share effect of WHI and all other prior acquisition related intangible amortization. The preliminary estimate for WHI related intangible amortization of approximately $0.9 million ($0.6 million after tax) is included in selling, general and administrative expenses for each of the three months and six months ended June 30, 2011. Actual WHI related intangible amortization could differ materially upon final valuation. All other acquisition related intangible amortization of approximately $3.1 million and $4.9 million ($1.9 million and $3.0 million after tax) is included as a reduction to revenue for the three months and six months ended June 30, 2011, respectively, and approximately $1.7 million and $3.3 million ($1.0 million and $2.0 million after tax) is included in selling, general and administrative expense for the three months and six months ended June 30, 2011, respectively.

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